Exhibit 10.2

(logo) First Midwest

First Midwest Bancorp, Inc. 300 Park Boulevard, Suite 405 PO Box 459 Itasca, Illinois 60143-0459 (630)875-7450

September 5, 2000

First_Name Middle_Name Last_Name
Address_Line_1
Address_Line_2
Address_Line_3
City, State Zip_Code
RE:	Letter Agreement Option_Date Grant of Nonqualified Stock Options (the "Agreement")

Dear First_Name:

I am pleased to advise you that on Option_Date (the "Date of Grant") and pursuant to the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") approved a grant to you of a "Nonqualified Stock Option" (the "Option"). The Option provides you with the opportunity to purchase, for Option_Price per share, up to Shares_Granted shares of the Company's Common Stock.

The Option is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:
(1)

Exerciseability
Except as otherwise provided in paragraphs (3), (4), (5) and (8) below, and subject to paragraph (12) below, the Option shall be exercisable only if you continue in the employment of the Company. The Option will become exercisable as follows: (a) 50% of the Option to purchase the shares indicated above is exercisable on or after Vest_Date_Period_1; b) the remaining 50% of the Option to purchase the shares indicated above is exercisable on Vest_Date_Period_2. In the event of your death or Disability, or in the event of a Change-in-Control, as defined in the Plan, the Option will become fully vested and exercisable as set forth in paragraphs (3) and (4), respectively. The Option expires upon the close of business on Expiration_Date_Period_1 (the "Expiration Date").

(2)	Procedure for Exercise Subject to the forgoing paragraph (1), you may exercise the Option at any time and from time to time during the term of the Option by:
	(a)	Delivery of written notification of exercise and payment in full:
(i) in cash or its equivalent; or
(ii)

by tendering shares of previously-acquired Company stock that have been held by you for at least six (6) months prior to the date of written notification of exercise and having a fair market value at the exercise date (defined as the average of the high and low prices of the Company's Common Stock quoted on the NASDAQ Stock Market on the date the written notice of exercise is received by the office of the Corporate Controller) equal to all or part of the total Option price; or

(iii) by combination of (i) and (ii);

For all Option shares being purchased, plus the amount of any additional federal and state income tax and FICA/medicare tax required to be withheld by reason of the exercise of the Option, unless you have properly elected, with the Committee's consent in accordance with Section 15 of the Plan, to deliver previously-owned shares that have been held by you for at least six (6) months prior to the date of written notification of exercise or have Option shares withheld to satisfy such taxes; and

(b)

If requested within the specified time set forth in any such request, delivery to the Company of such written representations and undertakings as may, in the opinion of the Company's counsel, be necessary or desirable to comply with federal and state securities laws.

Also subject to the foregoing paragraph (1), you may exercise the Option by delivery of written notification of exercise and payment in full of the exercise price and applicable taxes in connection with the Nonqualified Stock Option Gain Deferral Plan (the "Gain Deferral Plan") if at the sole discretion of the Committee you qualify to participate in the Gain Deferral Plan.

Further information regarding procedures for exercising your options can be found in the Plan, the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options". If you are a first time grant recipient, these documents accompany this Letter Agreement.

(3)

Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death or Disability, all vesting exercise restrictions will lapse and the Option will become immediately exercisable in full. If you employment with the Company or any of its subsidiaries terminates prior to the Expiration Date, the Option will continue to be exercisable by you (or in the event of your death, by your beneficiary or your estate's executor or administrator) to the same degree that the Option was exercisable on your employment termination date (including any acceleration of vesting which may occur in the event of death or Disability), until the first of the following occur:

(a)

Except as provided in the event of a Change-in-Control, the expiration of 30 days after the date your employment is terminated for any reason other than retirement, death, Disability or discharge for cause;

	(b)	The expiration of three years following retirement, death or Disability;
	(c)	The termination date if the termination is for cause; or
	(d)	The Expiration Date.
(4)

Merger, Consolidation or Change-in-Control

In the event of a Change-in-Control as defined in Section 13 of the Plan, as amended by the Board of Directors of the Company on February 18, 1998, all holding period and vesting exercise restrictions will lapse and the Options will become immediately exercisable in full and the 30 day period set forth in paragraph (3) (a) above will be extended to three years.

(5)

Limited Transferability

The Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, other than as provided herein. Your Option shall be exercisable during your lifetime only by you. Notwithstanding the foregoing, you may transfer your Option to:

	(a)	Your spouse, children or grandchildren ("Immediate Family Members");
	(b)	A trust or trusts for the exclusive benefit of such Immediate Family Members, or;
	(c)	A partnership in which such Immediate Family Members are the only partners,
Provided that:
(i) there may be no consideration for any such transfer;
(ii) subsequent transfers of the transferred Option shall be prohibited, except to designated beneficiaries; and
(iii) such transfer is evidenced by documents acceptable to the Company and filed with the Corporate Secretary.

Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Letter Agreement relating to the period of exerciseability and expiration of the Option shall continue to be applied with respect to you and the Option shall be exercisable by the transferee only to the extent, and for the periods, set forth above. Transfer of Common Stock purchased by your transferee upon exercise of the Option may also be subject to the restrictions and limitations described in Paragraph (6) below.

(6)

Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Option shares. The Company registered the Option shares under The Securities Act of 1933.

Executive Officers of the Company subject to Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to purchasing any shares under this Option or selling such shares thereafter.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options".
(7)

Reload Provisions

As described more fully in Appendix B, "General Information Regarding Reload Stock Options" of the "Summary Description" of the Plan, the Committee has approved the grant of reload stock options upon certain exercises of the Option. Accordingly, a reload stock option will be granted upon any exercise of the Option by you while you are an employee and upon which you tender previously-owned Common Stock (Common Stock which has been held for at least six (6) months) in payment of the exercise price and/or use such shares in satisfaction of the required tax withholding. A Reload Option Letter Agreement will be issued to you to evidence the grant of a reload stock option.

(8)

Continuing Participant Agreement

For purposes of this Option, your employment will not be deemed to have terminated, and instead will be deemed to be continuing, during any period during which you are a party to a Continuing Participant Agreement with the Company or any of its subsidiaries; provided such Continuing Participant Agreement was approved by the Committee and the Board of Directors of the Company.

(9)

Tax Consequences

Information regarding federal tax consequences of the Option can be found in the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)

Employment of Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)

Conformity with Plan

The Option is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Letter Agreement.

(12)

Effect of Certain Accounting Rules

In the event the Board of Directors determines it is to be in the best interests of the Company to account for a business combination under the pooling-of-interests method and, in the written opinion of the accounting firm then serving as the Company's independent auditors, the grant of this Option or any of the terms of this Option, makes such business combination ineligible for pooling-of-interests accounting that, but for the grant of this Option or such terms and/or the grant of other Options with similar provisions, would otherwise be eligible for such accounting treatment, then this Option shall terms may be rescinded or the terms modified to the extent the Committee determines to be necessary to enable the business combination to so qualify for pooling-of-interests accounting treatment.

To confirm your understanding and acceptance of the Option granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

First Midwest Bancorp, Inc.

Robert P. O'Meara
Chairman and Chief Executive Officer
First Midwest Bancorp, Inc.

CONFIRMATION OF ACCEPTANCE BY PARTICIPANT

I acknowledge having read the Plan (as amended), the Summary Description and this Letter Agreement and I agree to be bound by all provisions as set forth in the Plan and this Letter Agreement.
RE:	Letter Agreement - Option_Date Grant of Nonqualified Stock Options

_______________________________________________ Participant's Name (Print)
_______________________________________________ Participant's Signitue First_Name Middle_Name Last_Name	_______________________ Date

1989 Omnibus Stock and Incentive Plan
BENEFICIARY DESIGNATION FORM

This Beneficiary Designation Form applies to Nonqualified Stock Option and Reload Option Agreement(s) as follows (fill in the Option Grant Date from the applicable Letter Agreement):
____________________________	____________________________	______________________________
____________________________	____________________________	______________________________
____________________________	____________________________	______________________________

  All prior Beneficiary Designation Forms applicable to NonqualifiedStock Options or Reload Options not listed above will remain in effect as previously submitted.

You may designate a primary beneficiary and a secondary beneficiary to whom rights under your Nonqualified or Reload Options will pass in the event of your death. You may name more than one person as a primary or secondary beneficiary. For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries. Your primary beneficiaries will have equal rights with respect to your Director or Reload Options unless you indicate otherwise. The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):
Primary Beneficiary(ies) (give name, address and relationship to you): _________________________________
______________________________________________________________________________________________
______________________________________________________________________________________________
Secondary Beneficiary(ies) (give name, address and relationship to you): _______________________________
______________________________________________________________________________________________
______________________________________________________________________________________________

I certify that my designation of beneficiary(ies) set forth above is my free act and deed and acknowledge that when effective it will revoke any prior designation I may have made with regard to Nonqualified or Reload Option(s) set forth above.

____________________________________ (Signature) First_Name Middle_Name Last_Name ____________________________________ (Date)

This Beneficiary Designation Form shall be effective on the day it is received by the Corporate Secretary of the Company. This Form shall be (i) delivered to the Corporate Secretary by personal delivery, facsimile, United States mail or by express courier service, and (ii) deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the Corporate Secretary if by United States mail or express courier service; provided, however, that if this Form is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

RECEIVED AND ACKNOWLEDGED:
FIRST MIDWEST BANCORP, INC.
BY:__________________________________ (On behalf of the Corporate Secretary)

Date:______________________